Exhibit 3.93

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

COMMONWEALTH TECHNOLOGY INNOVATION LLC

This Limited Liability Company Operating Agreement (this “Agreement”) of Commonwealth Technology Innovation LLC, a Virginia limited liability company (the “Company”), is made and entered into as of July 20, 2020, by MacAulay-Brown, Incorporated, an Ohio corporation, as the sole member (the “Member”) of the Company.

The Member, by execution of this Agreement is to provide for the rights, obligations and interests of the Member relative to the Company and the terms and conditions on which the Company will conduct its business, and the Member declares the following to be the operating agreement of the Company:

Section 1.    Formation.

The Company was organized as a Virginia limited liability company by the filing of the Articles of Organization with the State Corporation Commission of the Commonwealth of Virginia on August 23, 2018 under the name Commonwealth Technology LLC and on March 27, 2019 changed its name to Commonwealth Technology Innovation LLC, all in accordance with Chapter 12 of the Virginia Limited Liability Company Act, as amended from time to time (the “Act”).

Section 2.    Name.

The name of the limited liability company is Commonwealth Technology Innovation LLC, or such other name as may hereafter be determined by the Member.

Section 3.    Principal Business Office.

The principal business office of the Company shall be at such place as the Member may designate from time to time, which need not be in Virginia.

Section 4.    Registered Office/Registered Agent.

The registered agent of the Company shall be Cogency Global, Inc. and the registered mailing address of the Company in Virginia shall be 250 Browns Hill Court, Midlothian, VA 23114, Henrico County, or such other office (which need not be a place of business of the Company) as may hereafter be determined by the Member.

Section 5.    Membership Certificates.

The Company is hereby authorized, but not required, to issue certificates representing the ownership of units in the Company (each, a “Unit”) in accordance with the Act. Pursuant to Virginia Uniform Commercial Code Sec. 8-103(c), all Units in the Company shall be considered securities governed by Article 8 of the Virginia Uniform Commercial Code, whether or not the Units are certificated.

Section 6.    Purposes.

The purposes of the Company are to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the Commonwealth of Virginia or that are related or incidental to or necessary, convenient or advisable for the accomplishment of the above-mentioned purposes. The existence of the Company as a separate legal entity shall continue until filing of the Company’s Articles of Dissolution in accordance with this Agreement of the Act.

Section 7.    Powers.

The Company, and the Member on behalf of the Company, shall have and exercise (i) all powers necessary, convenient or incidental to accomplish the purposes of the Company as set forth in Section 6 above and (ii) all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 8.    Member.

MacAulay-Brown, Inc. is the sole member of the Company. The term “member” shall also include any person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company. The Member shall have the power to exercise any and all rights and powers granted to members of a limited liability company pursuant to the Act and the express terms of this Agreement.

Section 9.    Management.

In accordance with the Act, management of the Company shall be vested exclusively in and exercised by, or under the authority of, the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers statutory or otherwise, possessed by members of a limited liability company under the Act.

Section 10.    Officers.

(a)    Officers. The Member may appoint officers of the Company from time to time. Unless otherwise specified, officers shall have the duties and responsibilities which officers of corporations with similar titles have under Virginia law.

(b)    Officers as Agents. The officers, to the extent of their powers are not limited by the Member, are agents of the Company for the purpose of the Company’s business and, subject to Section 9, the actions of the officers taken in accordance with such powers shall bind the Company.

(c)    Books and Records; Expenses. The officers of the Company shall procure the proper books, including a minute book, and books of account required by the statutes of the Commonwealth of Virginia, or necessary or appropriate to the business of the Company, and shall also pay all charges and expenses incident to or arising out of the commencement of its business and to reimburse any person who has made any disbursements thereof. The Company’s books and records shall be maintained at the principal office of the Company, except as otherwise required by the Member.

(d)    Tax Returns. The officers of the Company shall execute on behalf of the Company any and all tax returns, return extension requests, tax settlements and compromises and any and all tax forms, documents and instruments that relate to the tax affairs of the Company.

(e)    Banking Resolutions. The Company hereby adopts, and the officers of the Company shall execute, any standard form of resolution required by any banking institution relating to financial services provided by such banking institution to the Company; and each officer is authorized to certify the adoption of any such resolution and is directed to record any resolutions so certified in the Company’s minute book.

(f)    Qualification to do Business. For the purpose of authorizing the Company to do business in any state. territory or dependency of the United States or any foreign country in which it is necessary or expedient for the Company to transact business, the officers of the Company are authorized to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices, to obtain, make and file all necessary certificates, reports, licenses, permits, powers of attorney and other instruments, and to take any other action as may be required by the laws of such state, territory, dependency or country or as is otherwise necessary or expedient to authorize the Company to transact business therein, and whenever it is necessary or expedient for the Company to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, to file such certificates, reports, revocations of appointment or surrenders of authority as may be necessary to terminate the authority of the Company to do business in any such jurisdiction, and to take any other action necessary or expedient to effectuate such cessation of business and withdrawal.

Section 11.    Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities or the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

Section 12.    Capital Contributions.

The Member’s capital contribution is as set forth in the books and records of the Company. The Member is not obligated to make additional or subsequent capital contributions.

Section 13.    Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 14.    Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

Section 15.    Other Business.

The Member and any affiliate of the Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 16.    Exculpation and Indemnification.

(a)    None of the Member, the organizer, the officers any authorized person or any of their respective officers, members, shareholders, partners, employees, representatives, agents or affiliates (collectively, the “Covered Persons”) shall, to the fullest extent permitted by law, be liable to the Company or any other person that is a parry to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or breach of the implied covenant of good faith and fair dealing created by the Act or under applicable law.

(b)    To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, willful misconduct breach of the implied covenant of good faith and fair dealing created by the Act or under applicable law, with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)    To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 16.

(d)    A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)    To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f)    If any Covered Person becomes involved in any capacity in any action, proceeding or investigation in connection with this Agreement or the Company’s business or affairs, whether or not pending or threatened and whether or not any Covered Person is a party thereto, the Company will pay such reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, that, such Covered Person shall provide the Company with an undertaking to promptly repay to the Company the amount of any such reimbursed expenses paid to him, her or it to the extent that it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation. If for any reason (other than by reason of the exclusions from indemnification hereinabove set forth) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold him harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, damage or claim in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by such Covered Person on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. ·

(g)    The foregoing provisions of this Section 16 shall survive any termination of this Agreement.

Section 17.    Assignments.

The Member may assign, in whole or in part, its limited liability company interest in the Company (and related Unit). If the Member transfers all of its interest in the Company pursuant to this Section 17, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission. the transferor Member shall cease to be a member of the Company.

Section 18.    Admission of Additional Members.

One or more additional members may be admitted to the Company with the written consent of the Member.

Section 19.    Dissolution.

(a)    The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent or the Member, (ii) the bankruptcy, dissolution or withdrawal of the Member, unless the Member simultaneously with such withdrawal transfers all of its limited liability company interests in the Company to another person or entity who agrees to assume thereafter all rights, obligations, and liabilities of the Member for all purposes under this Agreement, (iii) the sale of all or substantially all of the Company’s assets or (iv) the entry of decree of judicial dissolution under the Act.

(b)    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

Section 20.    Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 21.    Entire Agreement.

This Agreement constitutes the entire agreement with respect to the subject matter hereof and supercedes all prior agreements with respect to the subject matter hereof.

Section 22.    Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member in accordance with its terms.

Section 23.    Governing Law.

This Agreement shall be governed exclusively by and construed under the internal laws of the Commonwealth of Virginia (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 24.    Amendments.

This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed by the Member.

Section 25.    Fiscal Year. The fiscal year means the fiscal year of the Company, as determined by the Member.

Section 26.    Rules of Construction.

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

Section 27.    Member Organizational Documents.

The right of the Member or officers of the Company to take certain actions specified herein is subject to compliance with the Member Organizational Documents in all respects.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.

MEMBER:

MACAULAY-BROWN, INC.

By:	/s/ Brian T. Fisher
Name:	Brian T. Fisher
Title:	General Counsel

[Signature page to LLC Operating Agreement of Commonwealth Technology Innovation LLC]